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                                                                    Exhibit 4.13

THIS INSTRUMENT is made by way of deed on 6 June 2006

BY:

PROTHERICS PLC (No.02459087) whose registered office is at The Heath Business and Technical Park, Runcorn, Cheshire WA7 4QF (the "COMPANY")

WHEREAS the Company has, pursuant to its Memorandum and Articles of Association and by resolution of its board of directors created and authorised the issue of a maximum nominal amount of E1,050,000 Unsecured Convertible Loan Notes 2026 to be constituted as hereinafter provided and subject to, and with the benefit of, the schedules hereto which shall be deemed to form part of this instrument.

BY THIS DEED THE COMPANY DECLARES AND COVENANTS AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this instrument and the schedules the following words and expressions shall have the following meanings, unless the context otherwise requires:

      "BUSINESS DAY" means a day (excluding Saturdays) on which banks generally are open In London for the transaction of normal banking business;

      "CONDITIONS" means the conditions of the Notes as set out in schedule 2;

      "DIRECTORS" means the board of directors for the time being of the Company;

      "NORTH AMERICAN PERSON" means:

      (a)   any individual who is a resident or individual of the United States;

      (b) a corporation, partnership or other entity created or organised in or under the laws of the United States or any state thereof or an estate or trust the income of which is subject to United States federal income taxation regardless of its source; and

      (c) any individual, corporation, partnership, trust or other entity resident In Canada,

      provided that the term "NORTH AMERICAN PERSON" shall not include A branch or agency of a United States bank or insurance company that is operating outside the United States for valid business reasons as a locally registered branch or agency engaged in the banking and insurance business and not solely for the purpose of investing in securities not registered under the United States Securities Act of 1933, as amended;

      "NOTES" means the E1,050,000 Unsecured Convertible Loan Notes 2006 constituted by this instrument or, as the case may be, the principal amounts represented by them and for the time being issued and outstanding;

      "NOTEHOLDER" means a person whose name is entered in the Register as the holder of a Note;

      "ORDINARY SHARES" means ordinary shares of 2p each in the capital of the Company or any other ordinary shares of the Company into which such shares may be consolidated, sub-divided or converted and "ORDINARY SHARE CAPITAL" shall be interpreted accordingly;

      "REGISTER" means the register of holders of the Notes kept by or on behalf of the Company; and

      "UNITED STATES" means the United States of America.


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1.2   Subject as herein expressly defined any words and expressions defined in the Companies Act 1985 and the Companies Act 1989 shall have the meanings therein ascribed to them.

1.3 References to this "INSTRUMENT" or this "DEED" include, where the context so admits, the schedules hereto.

2.    AMOUNT OF THE NOTES

2.1 The aggregate nominal amount of the Notes constituted by this instrument is limited to E1,050,000.

2.2 The Notes will be issued in registered form in denominations of E1 in nominal amount or integral multiples thereof.

3.    STATUS OF THE NOTES

3.1 The Notes represent a direct and unsecured obligation of the Company for the due and punctual payment of the principal in respect of them and for the performance of all the obligations of the Company with respect to them.

3.2 The Notes when issued will rank pari passu equally and rateably without discrimination or preference as unsecured obligations of the Company and with all other unsecured indebtedness of the Company except to the extent provided by law.

3.3   The Notes shall be known as E1,050,000 Unsecured Convertible Loan Notes
      2026.

4.    CERTIFICATE FOR NOTES

4.1 Each Noteholder shall be entitled to a certificate stating the nominal amount of the Notes held by him. Each certificate shall bear a denoting number, and shall (subject as provided in this clause 4.1) be executed under the seal (or any securities seal) of the Company, shall be substantially in the form set out in schedule 1 and shall have endorsed on it conditions in the form or substantially in the form set out in schedule
      2. Where permitted by law, a certificate signed by one Director and the Secretary or by two Directors and expressed to be executed by the Company shall have the same effect as if executed under the seal. The Company shall not be bound to register joint holders of any Note. When a Noteholder has redeemed or transferred part only of his Notes the old certificate shall be cancelled and a new certificate for the balance of such Notes issued without charge.

4.2 The Directors may by resolution (either generally or in any particular case or cases) determine that the signatures required by clause 4.1 shall be affixed by means of some method or system of mechanical signature.

5.    COVENANTS BY THE COMPANY

      The Company HEREBY COVENANTS with the Noteholders and each of them to comply with the terms of the Notes and to observe and perform the conditions, which conditions shall be deemed to be incorporated in this instrument and shall be binding on the Company and the Noteholders and all persons claiming through or under them respectively.

6.    REGISTER OF NOTEHOLDERS

      The Company shall cause a register to be maintained in respect of the Notes.

7.    FOREIGN NOTEHOLDERS

      The Notes have not been and will not be registered under the United States Securities Act of 1933, as amended, nor under any of the relevant securities laws of any province or


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      territory of Canada or Australia. Accordingly, unless an exemption under such Act or laws is applicable, the Notes may not be offered, sold or delivered, directly or indirectly, in or into the United States, Canada or Australia or to or for the account or benefit of any North American person or resident of Canada or Australia.

8.    FURTHER NOTES

      The Company shall be entitled from time to time, by resolution of the board or of a duly authorised committee thereof to create and issue further unsecured convertible loan notes to be constituted by deed or instrument expressed to be supplemental hereto either so as to be identical in all respects and form a single series with the Notes or to carry such rights as the board may think fit.

9.    GOVERNING LAW

      This instrument (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this instrument or the constitution of the Notes) shall be governed by and construed in accordance with English law. The Company hereby irrevocably submits to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of, or in connection with, this instrument and for the purpose of enforcement of any judgment against its assets.

IN WITNESS whereof this instrument has been executed as a deed and has been delivered on the date which appears first on page 1.


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